Exhibit 4.3

Longo-Kazanova, Linda

Nonstatutory Stock Option

Granted by Green Mountain Coffee Roasters, Inc.

1.	Grant of Option.

This certificate dated as of the Grant Date (as defined below) evidences a nonstatutory stock option (this “Stock Option”) granted by Green Mountain Coffee Roasters, Inc., a Delaware corporation (the “Company”), on February 17, 2011 (the “Grant Date”) to Linda Longo-Kazanova (the “Participant”) pursuant to the offer letter dated December 17, 2010 between the Company and the Participant. This Stock Option is granted pursuant to the exception to shareholder approval provided for inducement grants under NASD Rule 4350(i) and shall not be deemed to be granted under the Company’s 2006 Incentive Plan (the “Plan”) or under any other incentive plan of the Company. Notwithstanding the above, this Stock Option is subject to the provisions of the Plan, which are incorporated herein by reference. Under this Stock Option, the Participant or the Participant’s permitted transferee may purchase, in whole or in part, on the terms herein provided, a total of 30,000 shares of common stock of the Company (the “Shares”) at $40.71 per Share, which is not less than the fair market value of the Shares on the Grant Date. The latest date on which this Stock Option, or any part thereof, may be exercised is February 17, 2021 (the “Final Exercise Date”). The Stock Option evidenced by this certificate is intended to be, and is hereby designated, a nonstatutory option, that is, an option that does not qualify as an incentive stock option as defined in section 422 of the Internal Revenue code of 1986, as amended from time to time (the “Code”).

This Stock Option is exercisable in the following cumulative installments prior to the Final Exercise Date:

                      7,500 Shares on or after February 17, 2012;

an additional 7,500 Shares on or after February 17, 2013;

an additional 7,500 Shares on or after February 17, 2014; and

an additional 7,500 Shares on or after February 17, 2015.

2.	Exercise of Stock Option.

Each election to exercise this Stock Option shall be in writing, signed by the Participant or the Participant’s permitted transferee (the “Option Holder”), and received by the Company at its principal office, accompanied by this certificate and payment in full as provided in the Plan. Subject to the further terms and conditions as provided in the Plan, the purchase price may be paid as follows (i) by delivery of cash or check acceptable to the Administrator; (ii) through the delivery of shares of stock of the Company that have been outstanding for at least six months and that have a fair market value equal to the purchase price; (iii) through a broker-assisted exercise program acceptable to the Administrator; or (iv) through any combination of the foregoing. In the event that this Stock Option is exercised by an Option Holder other than the Participant, the Company will be under no

Longo-Kazanova, Linda

obligation to deliver Shares hereunder unless and until it is satisfied as to the authority of the Option Holder to exercise this Stock Option.

3.	Restrictions on Transfer of Shares.

If at the time this Stock Option is exercised the Company or any of its stockholders is a party to any agreement restricting the transfer of any outstanding shares of the Company’s common stock, the Administrator may provide that this Stock Option may be exercised only if the Shares so acquired are made subject to the transfer restrictions set forth in that agreement (or if more than one such agreement is then in effect, the agreement or agreements specified by the Administrator).

4.	Withholding; Agreement to Provide Security.

If at the time this Stock Option is exercised the Company determines that under applicable and regulations it could be liable for the withholding of any federal or state tax upon exercise or with respect to a disposition of any Shares acquired upon exercise of the Stock Option, this Stock Option may not be exercised unless the person exercising this Stock Option remits to the Company any amounts determined by the Company to be required to be withheld (or makes other arrangements satisfactory to the Company for the payment of such taxes).

5.	Nontransferability of Stock Option.

This Stock Option is not transferable by the Participant otherwise than by will or the laws of descent and distribution, and is exercisable during the Participant’s lifetime only by the Participant (or in the event of the Participant’s incapacity, the person or persons legally appointed to act on the Participant’s behalf).

6.	Provision of the Plan.

A copy of the Plan as in effect on the Grant Date has been furnished to the Participant. By exercising all or part of this Stock Option, the Participant agrees to be bound by the terms of the Plan and this certificate. All initially capitalized terms used herein will have the meaning specified in the Plan, unless another meaning is specified herein.

Longo-Kazanova, Linda

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officer.

Green Mountain Coffee Roasters, Inc.

By: /s/ Lawrence J. Blanford

Dated: February 28, 2011

Acknowledged:

/s/ Linda Long-Kazanova

Dated: March 3, 2011